UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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GAIN CAPITAL HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Bedminster One
135 U.S. Highway 202/206
Bedminster, New Jersey 07921
April 29, 2020
To our stockholders:
It is our sincere pleasure to invite you to GAIN Capital Holdings, Inc.’s 2020 Annual Meeting of Stockholders. This year’s meeting will be held on August 6, 2020 at 11:00 a.m. Eastern Time. You will be able to attend the 2020 Annual Meeting, vote, and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/gcap2020AM. At this important meeting, we will focus on the business items listed in the notice of meeting, which follows on the next page.
On or about June 18, 2020, we will mail a notice containing instructions on how to access our 2020 proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2019 (the “Annual Report”) over the Internet and vote online (the “E-Proxy Notice”). The E-Proxy Notice contains instructions on how you can receive a paper copy of the proxy statement and our Annual Report.
Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. Instructions for stockholders of record who wish to vote using a toll-free telephone number, the Internet or transmittal of a proxy card by mail are contained in the E-Proxy Notice. If your shares are held in the name of a bank, brokerage firm, fiduciary or custodian, as record holder of your shares, follow the voting instructions on the form you receive from your record holder. The method of submitting a voting proxy through any such record holder will depend on their voting procedures.
We look forward to having you attend the Annual Meeting.
Sincerely,

Joseph Schenk
Chairman of the Board of Directors

Glenn H. Stevens
President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 6, 2020.
This proxy statement and our Annual Report to stockholders are available at www.proxyvote.com.
Bedminster One
135 U.S. Highway 202/206
Bedminster, New Jersey 07921
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 6, 2020
The 2020 Annual Meeting of stockholders of GAIN Capital Holdings, Inc. (the “Annual Meeting”) will be held on August 6, 2020 at 11:00 a.m. Eastern Time via live webcast at www.virtualshareholdermeeting.com/gcap2020AM, for the following purposes:

(1)	To elect three (3) Class I Directors to serve until the 2023 Annual Meeting of stockholders, or until their successors shall have been duly elected and qualified;

(2)	To ratify the appointment of BDO USA LLP as our independent registered public accounting firm for the year ending December 31, 2020;

(3)	To hold an advisory vote on the Company’s named executive officer compensation; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.
Holders of record of our common stock at the close of business on June 12, 2020 are entitled to notice of, and to vote at, the Annual Meeting. Stockholders of record may vote their shares via a toll-free telephone number, over the Internet or, if a proxy card has been received by mail, by signing, dating and mailing the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained in the E-Proxy Notice. If your shares are held in the name of a bank, brokerage firm, fiduciary or custodian as record holder of your shares, follow the voting instructions on the form you receive from your record holder. The method of submitting a voting proxy through any such record holder will depend on their voting procedures.
IT IS IMPORTANT THAT YOUR SHARES BE VOTED REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THE E-PROXY NOTICE. IF YOU RECEIVED A PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING YOUR SHARES AT THE ANNUAL MEETING IF YOU DESIRE TO DO SO, AS YOUR PROXY IS REVOCABLE AT YOUR OPTION, AS DESCRIBED IN THE ACCOMPANYING PROXY MATERIALS.

June 18, 2020    By Order of the Board of Directors,

Diego Rotsztain
Executive Vice President,
General Counsel and Secretary

GAIN CAPITAL HOLDINGS, INC.
Bedminster One
135 U.S. Highway 202/206
Bedminster, New Jersey 07921

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of GAIN Capital Holdings, Inc. (the “Board of Directors”) of proxies to be voted at our 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, August 6, 2020 at 11:00 a.m. Eastern Time via live webcast at www.virtualshareholdermeeting.com/gcap2020AM, and at any adjournment or adjournments thereof. Holders of record of shares of our common stock, $0.00001 par value (“Common Stock”), as of the close of business on June 12, 2020, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof. As of April 27, 2020, there were 37,803,800 shares of Common Stock issued and outstanding (excluding shares held by the Company as treasury stock). Each share of Common Stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting.
In this proxy statement, “GAIN”, “Company”, “we”, “us”, and “our” refer to GAIN Capital Holdings, Inc. and, except as otherwise specified herein, include GAIN’s subsidiaries.
On February 26, 2020, we entered into an Agreement and Plan of Merger with INTL FCStone Inc. ("INTL") and its wholly owned subsidiary, pursuant to which, subject to the satisfaction or waiver of specified conditions, we will merge with and into INTL's wholly owned subsidiary and survive as a wholly owned subsidiary of INTL (the "merger"). If the merger is completed, each share of Common Stock issued and outstanding immediately prior to the effective time of the merger (other than dissenting shares) will be converted into the right to receive $6.00 per share in cash, without interest. We expect to complete the merger in mid-2020. The merger is subject to various conditions, however, and it is possible that failure to satisfy these conditions or other factors could result in the merger being completed at a later time, or not at all.
PROPOSALS
If proxies are properly submitted by telephone, via the Internet or by signing, dating and returning a proxy card, which you may have elected to receive by mail, the shares of Common Stock represented thereby will be voted in the manner specified therein. If not otherwise specified, and the proxy card is signed, the shares of Common Stock represented by the proxies will be voted:

(1)	FOR the election of three (3) Class I Directors to serve until the 2023 Annual Meeting of Stockholders, or until their successors shall have been duly elected and qualified;

(2)	FOR the ratification of the appointment of BDO USA LLP as our independent registered public accounting firm for the year ending December 31, 2020;

(3)	To hold an advisory vote on the Company’s named executive officer compensation; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.
The Board of Directors does not know of any matters other than proposals (1), (2) and (3) listed above to be brought before the Annual Meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters. Any stockholder who has submitted a proxy may revoke it at any time before it is voted, by (1) written notice addressed to and received by our Secretary, (2) by submitting a duly executed proxy bearing a later date, (3) granting a subsequent proxy through the Internet or telephone, or (4) by electing to vote at the Annual Meeting. Your most recent proxy card or telephone or Internet proxy is the one that is counted.
REQUIRED VOTE
In an uncontested election, a nominee for director shall be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Cumulative voting for the election of directors is not permitted.

The affirmative vote by the holders of a majority of the shares of Common Stock cast at the Annual Meeting is required for the ratification of the appointment of BDO USA LLP as our independent registered public accounting firm for the year ending December 31, 2020 and for the advisory vote to approve the Company’s named executive officer compensation.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on the record date will constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Shares not present at the Annual Meeting and shares voting “ABSTAIN” have no effect on the election of directors or the ratification of the selection of our independent registered public accounting firm because they are not considered “votes cast” under Delaware law.
If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the ratification of BDO USA LLP as our independent registered public accounting firm, even if the record holder does not receive voting instructions from you.
Information About These Proxy Materials
Why you received these proxy materials. You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares. If you own our Common Stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one notice relating to these proxy materials. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting our transfer agent:
Broadridge Corporate Issuer Solutions, Inc.
1717 Arch Street, Suite 1300
Philadelphia, PA 19103
Telephone: (800) 830-4936

Notice of Internet Availability of Proxy Materials. In accordance with rules and regulations adopted by the SEC, we are furnishing proxy materials to all of our stockholders over the Internet. On or about June 18, 2020, we will begin distributing to all stockholders a notice containing instructions on how to access our 2020 proxy statement and Annual Report and vote online at www.proxyvote.com (the “E-Proxy Notice”). The E-Proxy Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The E-Proxy Notice also instructs you as to how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the E-Proxy Notice.

Stockholders may sign up to receive future E-Proxy Notices and other stockholder communications electronically instead of by mail. This will reduce our printing and postage costs, eliminate bulky paper documents from your personal files and mitigate the environmental impact of our Annual Meeting. In order to receive the communications electronically, you must have an e-mail account, access to the Internet through an Internet service provider and a web browser that supports secure connections. For additional information regarding electronic delivery enrollment visit www.investorvote.com (for holders of record) or www.proxyvote.com (for holders through intermediaries) or contact our transfer agent or your broker.

Householding. The SEC’s rules permit us to deliver a single E-Proxy Notice or a set of Annual Meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one E-Proxy Notice or a set of Annual Meeting materials to multiple stockholders who share an address, unless we received contrary instructions from the affected stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the E-Proxy Notice or Annual Meeting materials to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the E-Proxy Notice or Annual Meeting materials, contact:
Broadridge Corporate Issuer Solutions, Inc.
Householding Department
51 Mercedes Way
Edgewood, New York 11717
Telephone: (800) 542-1061

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future E-Proxy Notices or Annual Meeting materials and other communications for your household, please contact Broadridge at the above phone number or address.

QUESTIONS AND ANSWERS ABOUT THE 2020 ANNUAL MEETING OF STOCKHOLDERS
What is the purpose of the 2020 Annual Meeting of Stockholders?
At the Annual Meeting of Stockholders, our stockholders will be asked to:

(1)	Elect three (3) Class I Director nominees;

(2)	Ratify the appointment of BDO USA LLP as our independent registered public accounting firm for the year ending December 31, 2020;

(3)	Hold an advisory vote on the Company’s named executive officer compensation; and

(4)	Transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.
Who is entitled to vote?
The record date for the Annual Meeting is June 12, 2020. Only stockholders of record at the close of business on that date are entitled to vote at the Annual Meeting. The only class of stock entitled to be voted at the Annual Meeting is our Common Stock. Each outstanding share of Common Stock is entitled to one vote for all matters before the Annual Meeting. As of April 27, 2020, there were 37,803,800 shares of Common Stock issued and outstanding (excluding shares held by the Company as treasury stock).
What is the difference between being a “record holder” and holding shares in “street name”?
A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank, brokerage firm or similar institution on a person’s behalf.
For shares held in street name, your bank or brokerage firm will not be able to vote your shares with respect to the election of directors if you have not provided them with directions as to how to vote your shares that they hold.
Am I entitled to vote if my shares are held in “street name”?
If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being forwarded to you by your bank or brokerage firm (the “record holder”), along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.
If you do not give instructions to your bank or brokerage firm within ten days of the Annual Meeting, the record holder may vote on matters that the New York Stock Exchange (“NYSE”) determines to be “routine”, but will not be permitted to vote your shares with respect to “non-routine” items. Under the NYSE rules, the Ratification of Appointment of the Independent Registered Public Accounting Firm (proposal (2)) is a routine matter, while the election of director nominees (proposal (1)) is a non-routine matter. When a broker or bank has not received instructions from the beneficial owners or persons entitled to vote and the broker or bank cannot vote on a particular matter because it is not routine, then there is a “broker non-vote” on that matter. Therefore, your broker will not be able to vote your shares with respect to the election of directors if you have not provided directions to your broker. Broker non-votes do not count as votes for or against any proposal. We strongly encourage you to submit your voting instructions and exercise your right to vote as a stockholder.
As the beneficial owner of shares of Common Stock, you are invited to attend the Annual Meeting. If you are a beneficial owner, however, you may not vote your shares at the Annual Meeting unless you obtain a proxy form from the record holder of your shares.

How many shares must be present to hold the Annual Meeting?
A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on the record date will constitute a quorum.
Who can attend the 2020 Annual Meeting of Stockholders?
All of the Company’s stockholders entitled to vote at the Annual Meeting may attend our 2020 Annual Meeting of Stockholders via live webcast at www.virtualshareholdermeeting.com/gcap2020AM.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present at the scheduled time of the Annual Meeting, a majority of the outstanding shares represented at the Annual Meeting, by proxy or in person, and entitled to vote, may adjourn the Annual Meeting.
How do I vote?
Stockholders of record can vote while attending the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	by Telephone — You can vote by telephone by calling 1-800-690-6903 and following the instructions on the E-Proxy Notice or proxy card;

•	by Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the E-Proxy Notice or proxy card; or

•	by Mail — You can vote by mail by signing, dating and mailing the proxy card, which you may have elected to receive by mail.
Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day, 7 days a week and will close at 11:59 p.m., Eastern Time, on August 5, 2020.
If your shares are held in the name of a bank, brokerage firm or other record holder, you will receive instructions from the record holder. You must follow the instructions of the record holder in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.
Can I change my vote after I submit my proxy?
Yes, you may revoke your proxy and change your vote:

•	by submitting a duly executed proxy bearing a later date;

•	granting a subsequent proxy through the Internet or telephone;

•	if you are a registered stockholder, by giving written notice of such revocation to the Secretary of the Company prior to or at the Annual Meeting; or

•	electing to vote while attending the Annual Meeting.

Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Annual Meeting itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote while attending the Annual Meeting.

Who will count the votes?
Representatives of Broadridge Corporate Issuer Solutions, Inc., our inspectors of election, will tabulate and certify the votes. Alternatively, a representative of our transfer agent may serve as an inspector of election.
How does the Board of Directors recommend I vote on the proposals?
The Board of Directors recommends that you vote:

(1)	FOR the election of each of the Class I Director nominees;

(2)	FOR the ratification of the appointment of BDO USA LLP as our independent registered public accounting firm for the year ending December 31, 2020; and

(3)	FOR the advisory approval of the Company’s named executive officer compensation.
What if I do not specify how my shares are to be voted?
If you submit a signed proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors.
Will any other business be conducted at the Annual Meeting?
We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holder will vote your shares in accordance with their best judgment.

How many votes are required to elect a director nominee?
In an uncontested election, a nominee for director shall be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. In a contested election (i.e., one in which one or more candidates have been nominated by any of our stockholders in accordance with our Amended and Restated Bylaws), the voting standard will be a plurality of votes cast. Cumulative voting for the election of directors is not permitted. In the election of directors, stockholders may either vote “FOR” each nominee for election, “AGAINST” each nominee for election, or “ABSTAIN” from voting for one or more nominees for election. Shares that are represented by valid proxy cards or properly voted via the Internet and that are marked “ABSTAIN” with regard to the election of the nominees for director will be excluded entirely from the vote and will have no effect on the outcome. If no vote is specified on the properly submitted proxy and in the absence of directions to the contrary, the shares will be voted “FOR” the election of each of the nominees for Class I Director named in this proxy statement. Our Corporate Governance Guidelines provide that an incumbent director nominee is expected to tender his or her resignation promptly if he or she fails to receive the required number of votes for re-election. If an incumbent director fails to receive the required vote for re-election and tenders his or her resignation, then, within 90 days following certification of the stockholder vote, the Nominating and Corporate Governance Committee will act to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration and action by our Board of Directors.
How many votes are required to ratify the appointment of our independent registered public accounting firm?
The ratification of the appointment of BDO USA LLP as our independent registered public accounting firm for the year ending December 31, 2020 requires the affirmative vote of a majority of the shares of Common Stock cast at the Annual Meeting. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposal to ratify the selection of BDO USA LLP as our independent registered public accounting firm for the year ending December 31, 2020. Abstentions will not be counted and, accordingly, will have no effect on the outcome of the vote on this proposal.
How many votes are required for the advisory vote to approve the compensation of our named executive officers?
The approval of this resolution requires the affirmative vote of a majority of the shares of Common Stock cast at the Annual Meeting. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposal for the advisory vote to approve the compensation of our Named Executive Officers. Abstentions and broker non-votes will not be counted and, accordingly, will have no effect on the outcome of the vote on this proposal.
What is an abstention and how will abstentions be treated?
An “abstention” represents a stockholder’s affirmative choice to decline to vote on a proposal. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares voting “ABSTAIN” have no effect on the election of directors or the ratification of our independent registered public accounting firm for the year ending December 31, 2020 or the advisory approval of the Company’s named executive officer compensation.

What are broker non-votes and what effect do they have on the proposals?
Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of BDO USA LLP as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain non-routine items, such as the election of directors or the advisory approval of named executive officer compensation. Broker non-votes count for purposes of determining whether a quorum exists but do not count as entitled to vote with respect to individual proposals relating to non-routine matters. Thus, if you do not give your broker specific instructions, your shares may not be voted on these matters and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists.
Where can I find the voting results of the 2020 Annual Meeting of Stockholders?
We plan to announce preliminary voting results at the Annual Meeting and we will include the final results in a Current Report on Form 8-K, which we intend to file with the SEC shortly after the Annual Meeting.

Proxy Solicitation
We will bear the costs of solicitation of proxies for the Annual Meeting, including preparation, assembly, printing and mailing of this proxy statement, the Annual Report, the E-Proxy Notice, the proxy card and any additional information furnished to stockholders. Copies of our E-Proxy Notice will be furnished to banks, brokerage firms, fiduciaries and custodians holding shares of Common Stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation material to such beneficial owners. We will bear the cost of maintaining a website compliant with SEC regulations to provide internet availability of this proxy statement, our Annual Report and proxy card. We have retained Broadridge Corporate Issuer Solutions, Inc. in connection with this Annual Meeting to provide such a web hosting facility for such purposes. No additional compensation will be paid to our directors, officers or other employees in connection with our Annual Meeting.
Independent Registered Public Accounting Firm
We have been advised that a representative of BDO USA LLP, our independent registered public accounting firm for the year ended December 31, 2019, will attend the Annual Meeting, will have an opportunity to make a statement if such representative desires to do so, and will be available to respond to questions.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Third Amended and Restated Certificate of Incorporation provides that our Board of Directors is divided into three classes, with each class serving a consecutive three-year term. Currently, our Board of Directors is comprised of eight members.
The term of the current Class I Directors will expire on the date of the Annual Meeting. The nominees for election as the Class I Directors at the Annual Meeting are described below. The Nominating and Corporate Governance Committee of the Board of Directors has nominated each candidate for election. If elected, the nominees are expected to serve for a three-year term expiring at the Annual Meeting of Stockholders of the Company in 2023 or until their successors have been elected and qualified. Each of the nominees has expressed his willingness to serve as a director if elected, and the Board of Directors expects that each nominee will be available for election as a director. However, if by reason of an unexpected occurrence, a nominee is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominee as the Nominating and Corporate Governance Committee may propose.
Set forth in the table below is certain information about the nominees for election as Class I Directors, as well as those members of the Board of Directors whose current terms will extend beyond the Annual Meeting, including each director’s age and length of service as a director of GAIN, business experience for at least the past five years and the names of other publicly held companies on whose boards the director serves or has served in the past five years. There are no family relationships among any of our directors, nominees for director and executive officers.

DIRECTOR NOMINEES
Class I Directors (Nominees for Election)

Name, Present Position with GAIN	Age	Director Since	Principal Occupation and Business Experience
Peter Quick Member of Audit Committee Chairman of Compensation Committee Member of Nominating and Corporate Governance Committee	64	2006
Since May 2005, Mr. Quick has acted as a private investor managing a diversified portfolio of public and private investments. He is a former partner of Burke & Quick Partners, LLC, a holding company for a registered broker dealer, Burke & Quick, LLC. Mr. Quick serves as the mayor of the Village of Mill Neck, NY. From July 2000 to May 2005, Mr. Quick served as the President and member of the Board of Governors of the American Stock Exchange, or AMEX. Prior to joining the AMEX, Mr. Quick served from January 1983 to March 2000 as President and Chief Executive Officer of Quick & Reilly, Inc., a leading national discount brokerage firm, which was acquired by Fleet Bank. Mr. Quick currently serves as a member of the Board of Directors of Medicure, Inc., a publicly held pharmaceutical company focused on cardiovascular and cerebral vascular therapeutics, and as a Director at First of Long Island Corporation and First National Bank of Long Island. Mr. Quick received a BS in Civil Engineering from the University of Virginia. Mr. Quick also served for four years as an officer in the U.S. Navy.

Glenn H. Stevens President and Chief Executive Officer Member of Risk Committee	57	2007
Since June 2007, Mr. Stevens has served as our President and Chief Executive Officer and a member of our Board of Directors. From February 2000 to May 2007, Mr. Stevens served as head of our global trading operations. From June 1997 to January 2000, Mr. Stevens served as Managing Director, head of North American sales and trading, at National Westminster Bank Plc (which was acquired by the Royal Bank of Scotland Group in 2000). From June 1990 to June 1997, Mr. Stevens served as Managing Director and Chief Forex Dealer at Merrill Lynch & Co., Inc. Mr. Stevens received a BS in Finance from Bucknell University and an MBA in Finance from Columbia University.

Thomas Bevilacqua Member of Compensation Committee	63	2011
Since 2007, Mr. Bevilacqua has served as a Managing Director with VantagePoint Capital Partners, a global venture investment firm. Prior to joining VantagePoint, Mr. Bevilacqua served from 1998 to 2003, as Executive Vice President of E*TRADE Financial in charge of Corporate Development and Strategy. While at E*TRADE, Mr. Bevilacqua founded ArrowPathVentures, an early stage venture capital fund that was later spun out. Mr. Bevilacqua served as the Managing Partner of ArrowPath from 2000 through 2007. Mr. Bevilacqua currently serves as a member of the Board of Directors of WageWorks, Inc., Ostara Nutrient Recovery Technologies Inc. and Brightsource Energy. Mr. Bevilacqua received a BS in Business Administration from the University of California at Berkeley and a JD from the University of California in San Francisco (Hastings College).

OTHER DIRECTORS

Class II Directors (Term Shall Expire at the 2021 Annual Meeting of Stockholders)

Name, Present Position with GAIN	Age	Director Since	Principal Occupation and Business Experience
Alex Goor	48	2017
Since 2015, Mr. Goor has worked as a private consultant, specializing in electronic financial markets. From 2010 to 2015, Mr. Goor served as the Chief Information Officer of Interactive Data Corporation (“IDC”), a Silver Lake and Warburg Pincus portfolio company that was sold to ICE/NYSE in 2015 for approximately $5.3 billion. Prior to joining IDC, Mr. Goor was co-CEO and CIO of Instinet, an institutional agency brokerage. Mr. Goor served as the Chief Strategy Officer of Datek Online Holdings Corporation prior to joining IDC.

Christopher Sugden Chairman of Audit Committee Chairman of Nominating and Corporate Governance Committee Member of Compensation Committee	50	2006
Since 2009, Mr. Sugden has served as Managing Partner and Chairman of the Investment Committee of Edison Ventures’ growth capital fund. From April 2002 to May 2007, Mr. Sugden held various positions with Edison Ventures, including Partner and Principal. From January 1999 to December 2001, Mr. Sugden served as Executive Vice President and Chief Financial Officer of Princeton eCom, a privately held financial services software company. Mr. Sugden currently serves as a member of the Board of Directors of Business Financial Services, Inc., ComplySci, Inc., MoneyLion, Inc., Predata, Inc., YieldStreet, Inc., and Zelis, Inc. A certified public accountant, Mr. Sugden received a BA in Accounting, with Honors, from Michigan State University.

John Douglas Rhoten	65	2019
Since 2013, Mr. Rhoten has served as Chairman of ICAP Patent Brokerage, an intellectual property and patent brokerage firm. Mr. Rhoten is the Co-Founder of Otra Capital Alternative Lending Fund, a Founding Member of IP Angels Fund Korea, an Advisor to Spiral Sun Health Food. He was Chief Executive Officer of ICAP Americas for 12 years, where, his executive roles also included membership on the ICAP Group Global Management and Risk Committees, as well as the Chairman of the Operating Committee of ICAP Americas. He is also a past member of the ICAP Group Global Intellectual Property and Technology Governance Committees. Mr. Rhoten began his ICAP experience at one of its predecessor companies GGB, in 1977, and became president of GGB 1995 and Co-CEO of ICAP North America in 1999. Mr. Rhoten served as a former member of the US Federal Reserve Bank Foreign Exchange Committee, the board of the Chilean Products Exchange, was a founding member of LES Patent Standards Committee, served as a FFVC mentor, and held positions on the boards of Cross-Asset Software and CABEI. Mr. Rhoten is a graduate of St. Michael’s University.

Class III Directors (Term Shall Expire at the 2022 Annual Meeting of Stockholder

Name, Present Position with GAIN	Age	Director Since	Principal Occupation and Business Experience
Joseph Schenk Chairman of Board of Directors Member of Audit Committee Member of Compensation Committee Member of Risk Committee Member of Nominating and Corporate Governance Committee	61	2008
Since June 2019, Mr. Schenk has served as Managing Partner of Qarik Group LLC, a technology consulting firm. From April 2017 through June 2019, Mr. Schenk was a senior advisor for Arena Group, a New York based investment manager. Prior to that, Mr. Schenk worked with The Carlyle Group, a global investment firm, as a Senior Advisor, beginning in October 2012. Prior to that, Mr. Schenk served as Chief Executive Officer of First NY Securities, LLC, a principal trading firm, beginning in June 2009. From June 2008 to March 2009, Mr. Schenk served as Chief Executive Officer of Pali Capital, Inc., a financial services firm. From September 1997 to December 2007, Mr. Schenk served in various executive roles at Jefferies Group, Inc., a full-service investment bank and institutional securities firm, including as Chief Financial Officer and Executive Vice President. From January 1996 through September 1997, Mr. Schenk served as Chief Financial Officer and Treasurer of Tel-Save Holdings, Inc. (now Talk America Holdings, Inc.). From September 1993 to January 1996, Mr. Schenk served as Vice President, Capital Markets Group, with Jefferies. Mr. Schenk received a BS in Accounting from the University of Detroit.

Christopher W. Calhoun Chairman of Risk Committee	49	2010
Mr. Calhoun served as Chairman of the Board of Scivantage, Inc., a financial technology company, from October 2015 to March 2020, prior to which he served as a director of Scivantage from October 2010. From June 2015 to March 2020, Mr. Calhoun also served as Chief Executive Officer of Scivantage. From April 2009 to October 2010, Mr. Calhoun served as our part-time Senior Advisor, and our Corporate Secretary from June 2007 to October 2010. From June 2008 to April 2009, Mr. Calhoun served as our Managing Director. From December 2005 to July 2008, Mr. Calhoun served as our Chief Operating Officer. From November 2000 to December 2005, Mr. Calhoun served in various positions with us, including Vice President of Operations and Vice President of Business Technology. From March 1992 to March 2000, Mr. Calhoun served in a number of executive level roles, including Chief Operating Officer of FNX Limited, an international provider of trading and risk-management systems. Mr. Calhoun also serves as a non-executive member of the Board of Directors of Gain Capital UK Ltd, our UK-based operating subsidiary.   Mr. Calhoun received a BS in Finance and an MBA from La Salle University.

Director Experience, Qualifications, Attributes and Skills

We believe that the backgrounds and qualifications of our directors, considered as a group, provide a broad mix of experience, knowledge and abilities that allow the Board of Directors to fulfill its responsibilities. Our Board of Directors is composed of a diverse group of leaders in their respective fields. Many of the current directors have leadership experience at major domestic companies, as well as experience serving on other companies’ boards of directors, which provides an understanding of different business processes, challenges and strategies facing boards of directors and other companies. Each member of our Board of Directors possesses certain attributes, skills and experiences that we, and the Board of Directors, believe uniquely qualify each director to serve on our Board of Directors. The following highlights the specific experience, qualification, attributes and skills of our individual directors that have led our Nominating and Corporate Governance Committee to conclude that these individuals should serve on our Board of Directors:

Mr. Schenk, the former Chief Financial Officer of Jefferies, has both financial expertise and financial markets experience. Mr. Schenk has served as the Chairman of the Board of Directors since September 27, 2017, and also serves as our “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

Mr. Quick, the former President of the American Stock Exchange and President and Chief Executive Officer of Quick & Reilly, Inc., has significant operational and corporate governance experience. Mr. Quick served as the Chairman of the Board of Directors until September 27, 2017, when Mr. Schenk assumed that role.

Mr. Stevens, our current President and Chief Executive Officer, has more than 25 years of experience in the forex industry.

Mr. Bevilacqua, a representative of VantagePoint Capital Partners, one of our largest stockholders, has extensive expertise in the online brokerage and private equity industries.

Mr. Sugden has extensive investment experience as a venture capitalist and financial expertise as a former Chief Financial Officer.

Mr. Calhoun, our former Managing Director and Chief Operating Officer, has both operational and forex industry experience.

Mr. Goor has over 20 years of experience building financial markets, having held technical and general management leadership positions across a range of market-leading, innovative companies.

Mr. Rhoten, a representative of IPGL, one of our largest stockholders, has extensive experience in the online brokerage industry, including serving as chairman of ICAP Patent Brokerage.

Vote Required for Election
A nominee for director shall be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE
General
We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. Our Board of Directors has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics and charters for our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee. You can access these documents in the "Investor Relations" section of our website (ir.gaincapital.com) under the "Governance" tab or by writing to our Secretary at our offices at Bedminster One, 135 U.S. Highway 202/206, Bedminster, New Jersey 07921.
Independence of Directors
Our Board of Directors has determined that each of the members of the Board of Directors (including Jason Granite, when he served on the Board of Directors), with the exception of Glenn H. Stevens, who serves as our President and Chief Executive Officer, is independent as that term is defined under the applicable independence listing standards of the New York Stock Exchange (“NYSE”). The NYSE independence standards include a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members have engaged in various types of business dealings with us. In addition, as further required by the NYSE rules, our Board of Directors has made a subjective determination as to each independent director that no relationships exist that, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Meetings
Under our Corporate Governance Guidelines, directors are responsible for attending the meetings of the Board of Directors, meetings of committees on which they serve and the annual meeting of stockholders, and devoting the time needed, and meeting as frequently as necessary, to discharge their responsibilities properly. Our Board of Directors held 10 meetings during the year ended December 31, 2019. During the year, no incumbent director attended fewer than 75% of the aggregate of all meetings of the Board of Directors held during the period in which he served as a director and the total number of meetings held by any committee on which he served during the period. Mr. Stevens attended the Company’s 2019 Annual Meeting of Stockholders.
Board Leadership Structure and Role in Risk Oversight
The Board of Directors evaluates its leadership structure and role in risk oversight on an ongoing basis. Since December 2010, our leadership structure has separated the Chairman of the Board of Directors and Chief Executive Officer roles into two positions. Currently, Joseph Schenk is the Chairman of the Board of Directors, having assumed that role from Peter Quick on September 27, 2017, and Glenn H. Stevens is the President and Chief Executive Officer. The Board of Directors determines what leadership structure it deems appropriate based on factors such as the experience of the applicable individuals, the current business environment of the Company or other relevant factors. After considering these factors, the Board of Directors determined that continuing to separate the positions of Chairman of the Board of Directors and Chief Executive Officer is the appropriate leadership structure at this time. The Board of Directors believes that its independence and its ability to provide oversight of our management and risks are best served through the combination of the independent Chairman, the composition of the Board of Directors and its committee system. If in the future the Board of Directors determines that it would be in the Company’s interest to have a non-independent Chairman, it will appoint an independent Lead Director.
Our Board of Directors has an active role, as a whole and at the committee level, in overseeing management of our business and risks. Our Board of Directors regularly reviews information regarding our financial results, liquidity and operations, as well as risks associated with each. Our Compensation Committee is responsible for overseeing and managing our compensation plans and arrangements. The Audit Committee oversees, reviews and manages our financial risks. The Nominating and Corporate Governance Committee monitors and manages the independence of our Board of Directors and potential conflicts of interest among members of the Board of Directors. The Risk Committee oversees our risk management practices. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports and management presentations to the full Board of Directors about such risks.

Election Arrangements

On December 10, 2014, we entered into a letter agreement with VantagePoint Venture Partners IV (Q), L.P., VantagePoint Venture Partners IV, L.P., VantagePoint Venture Partners IV Principals Fund, L.P. and VP New York Venture Partners, L.P. (collectively, the "VPVP Funds"), pursuant to which we agreed to extend certain rights previously granted to the VPVP Funds to designate a nominee (the "VPVP Designee") to serve on our Board of Directors. These rights had expired on their terms immediately prior to our 2014 Annual Meeting of Stockholders on June 25, 2014. Pursuant to the letter agreement, in the event that Thomas Bevilacqua, the current VPVP Designee, ceased to serve on the Board for any reason, the vacancy resulting thereby would be filled promptly by appointment to the Board of a VPVP Designee designated by the VPVP Funds. Our obligations under the letter agreement terminated following our 2017 Annual Meeting of Stockholders.

We granted a director appointment right to INCAP Gaming B.V. (“INCAP”), an affiliate of IPGL Ltd. (“IPGL”), in connection with our 2015 acquisition of City Index (Holdings) Limited ("City Index"). Jason Granite served as an appointee of INCAP for a portion of 2019, and resigned from the Board mid-year. John Douglas Rhoten joined the Board mid-year as an appointee of INCAP, and continues to serve on the Board in this capacity.

Board Committees
Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk Committee. Our Board of Directors and its committees set schedules to meet throughout the year and can also hold special meetings and act by written consent under certain circumstances. The independent members of our Board of Directors also regularly hold separate executive session meetings at which only independent directors are present. The Chairman of the Board of Directors presides over the executive session meetings. In the event that the Chairman of the Board of Directors was not independent, the Lead Director would preside over the executive session meeting, or, in the event that the Lead Director was absent from the executive session meeting, the non-management members of the Board would designate a different director to preside over the executive session meeting. Our Board of Directors has delegated various responsibilities and authority to its committees as generally described below. The committees regularly report on their activities and actions to the full Board of Directors. Except for our Risk Committee, which includes Mr. Stevens, each member of each committee of our Board of Directors qualifies as an independent director in accordance with the applicable NYSE standards and SEC rules and regulations. Each committee of our Board of Directors has adopted a written charter approved by our Board of Directors, each of which is posted in the "Investor Relations" section of our website (ir.gaincapital.com) under the "Governance" tab.

Audit Committee
The Audit Committee of our Board of Directors oversees our accounting practices, system of internal controls, audit processes and financial reporting processes. Among other things, our Audit Committee is responsible for reviewing our disclosure controls and processes and the adequacy and effectiveness of our internal controls. It also discusses the scope and results of the audit with our independent registered public accounting firm, reviews with our management and our independent registered public accounting firm our interim and year-end results of operations and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, our Audit Committee has sole and direct responsibility for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. Our Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and matters related to our Code of Business Conduct and Ethics, and for the confidential, anonymous submission by our employees of concerns regarding these matters.
The current members of our Audit Committee are Mr. Sugden, who serves as Chairman, Mr. Quick and Mr. Schenk. Each of the members of the Audit Committee is independent as defined by the applicable NYSE listing standard and SEC rules applicable to Audit Committee members.
Our Board of Directors has determined that Mr. Schenk is an "audit committee financial expert" as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. The Audit Committee held five meetings during the year ended December 31, 2019.

Compensation Committee
The Compensation Committee of our Board of Directors has primary responsibility for discharging the responsibilities of our Board of Directors relating to executive compensation policies and programs. Specific responsibilities of our Compensation Committee include, among other things, evaluating the performance of our Chief Executive Officer and determining our Chief Executive Officer’s compensation. In consultation with our Chief Executive Officer, it also determines the compensation of our other executive officers. In addition, our Compensation Committee administers our equity compensation plans and has the authority to grant equity awards and approve modifications of those awards under our equity compensation plans, subject to the terms and conditions of any equity award policy adopted by our Board of Directors. Our Compensation Committee also reviews and approves various other compensation policies and matters and has authority, in its sole discretion, to retain and set compensation of any advisors to the Compensation Committee. The Compensation Committee may delegate authority to individual Compensation Committee members or such subcommittees as the Compensation Committee deems appropriate and the Compensation Committee may review the actions of all such individuals or subcommittees, as appropriate.
The current members of our Compensation Committee are Mr. Quick, who serves as Chairman, Mr. Schenk, Mr. Sugden and Mr. Bevilacqua. Each of the current members of the Compensation Committee is independent as defined by the applicable NYSE listing standards currently applicable to Compensation Committee members. The Compensation Committee held six meetings during the year ended December 31, 2019.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of our Board of Directors oversees the nomination of directors, including, among other things, identifying, evaluating and making recommendations of nominees to our Board of Directors, and evaluates the performance of our Board of Directors and individual directors. When identifying director nominees, our Board of Directors considers the qualifications and skills represented on our Board of Directors. One of the considerations evaluated by our Board of Directors is the diversity of experience and background of directors. This consideration is broad and is consistent with our Company’s non-discrimination policies, and includes diversity of skill sets and experience as well as background, including race and gender. Our Board of Directors seeks candidates who possess the background, skills and expertise to make a significant contribution to our Board of Directors, to the Company and to our stockholders. There are no specific minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by a nominee; however, desired qualities that are considered include: high-level leadership experience in business or administrative activities and significant accomplishments related thereto; breadth of knowledge about issues affecting us; proven ability and willingness to contribute special competencies to Board activities; personal integrity; loyalty to us and concern for our success and welfare; willingness to apply sound and independent business judgment; awareness of a director’s vital role in assuring our good corporate citizenship and corporate image; no present conflicts of interest; availability for meetings and consultation on Company matters; enthusiasm about the prospect of serving; and willingness to assume broad fiduciary responsibility.
The Nominating and Corporate Governance Committee considers recommendations for nominations from a variety of sources, including members of the Board of Directors, business contacts, community leaders and members of management. As described below, the Nominating and Corporate Governance Committee also considers stockholder recommendations for Board of Director nominees. The Nominating and Corporate Governance Committee’s process for identifying and evaluating candidates is the same with respect to candidates recommended by members of the Board of Directors, management, stockholders or others.
The Nominating and Corporate Governance Committee considers director nominees recommended by stockholders. In accordance with our Amended and Restated Bylaws, stockholders who wish their proposed nominee to be considered by the Nominating and Corporate Governance Committee should submit information about their nominees in writing to the Company’s Secretary, (i) in the case of an election of directors at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs; or (ii) in the case of an election of directors at a special meeting of stockholders, provided that the Board of Directors has determined that directors shall be elected at such meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the tenth day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever first occurs.
The stockholder’s notice to the Secretary shall set forth as to each proposed nominee: (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class and number of shares of stock of the Company which are beneficially owned by such person, (4) a statement whether each such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors, in accordance with our Corporate Governance Guidelines, and (5) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected. Our Amended and Restated Bylaws also include additional notice requirements with respect to those giving the notice.

Our Nominating and Corporate Governance Committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and making recommendations to our Board of Directors concerning corporate governance matters.
The current members of our Nominating and Corporate Governance Committee are Mr. Sugden, who serves as Chairman, Mr. Schenk and Mr. Quick. Each of the members of the current Nominating and Corporate Governance Committee is independent as defined by the applicable NYSE listing standard and SEC rules applicable to Nominating and Corporate Governance Committee members. The Nominating and Corporate Governance Committee held six meetings during the year ended December 31, 2019.
Risk Committee
The Risk Committee assists our Board of Directors in overseeing our risk-management practices. Our Risk Committee reviews risk reports generated by our management to ensure that we are effectively identifying, monitoring and controlling market, credit, operational, legal, regulatory risks and other risks relevant to the Company’s operations. As appropriate, our Risk Committee communicates with other committees with respect to risk issues. In addition, the Risk Committee has oversight responsibilities for risks relating to our balance sheet (primarily our trading portfolio, capital and liquidity) and the impact of market conditions and interest rates on our operations.
The current members of our Risk Committee are Mr. Calhoun, who serves as the Chairman, Mr. Stevens and Mr. Schenk. Messrs. Calhoun and Schenk are independent as defined by the applicable NYSE listing standard. The Risk Committee held four meetings during the year ended December 31, 2019.
Stockholder Communications with the Board of Directors
Stockholders and other parties interested in communicating directly with the Board of Directors as a group or with our independent directors may do so by writing to the Board of Directors, c/o Secretary, Bedminster One, 135 U.S. Highway 202/206, Bedminster, New Jersey 07921. The Secretary will review all correspondence and regularly forward to the Board of Directors or independent directors, as applicable, all such correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Directors or committees thereof or that the Secretary otherwise determines requires attention. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee. We have adopted a Whistleblower Policy in our Code of Business Conduct and Ethics, which establishes procedures for submitting these types of concerns, either personally or anonymously through a toll-free telephone "hotline" or web-based reporting system operated by an independent third party. All communications through our Whistleblower Policy are sent to Joseph Schenk, the Chairman of our Board of Directors and Christopher Sugden, the Chairman of our Audit Committee. A copy of our Code of Business Conduct and Ethics, which contains our Whistleblower Policy, is available in the "Investor Relations" section of our website (ir.gaincapital.com) under the "Governance" tab.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. A copy of our Code of Business Conduct and Ethics is available in the "Investor Relations" section of our website (ir.gaincapital.com) under the "Governance" tab. Any amendments to, or waivers under, our Code of Business Conduct and Ethics that are required to be disclosed by the rules promulgated by the SEC will be disclosed in the Company’s filings with the SEC and on our website at www.gaincapital.com.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10 percent of our Common Stock, to file reports of ownership and changes in ownership with the SEC. We are required to report in this proxy statement any failure in 2019 of any such person to file any of these reports prior to the required due dates. To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations from our executive officers and directors, during the year ended December 31, 2019, all persons subject to the reporting requirements of Section 16(a) filed the required reports with the SEC on a timely basis.

TRANSACTIONS WITH RELATED PERSONS

The Company granted a director appointment right to INCAP Gaming B.V. (“INCAP”), an affiliate of IPGL Ltd. (“IPGL”), in connection with the Company’s acquisition of City Index (Holdings) Limited ("City Index"). Jason Granite served as an appointee of INCAP for a portion of 2019, and resigned from the Board mid-year. John Douglas Rhoten joined the Board mid-year as an appointee of INCAP, and continues to serve on the Board in this capacity. IPGL is the beneficial owner of 5,582,981 shares of the Company's common stock, and its affiliate, Fox & Trot Ltd., held a substantial portion of the Company's Convertible Senior Notes which came due on April 1, 2020, of which $60 million in principal amount were issued in connection with the Company's acquisition of City Index.

Other than the foregoing, since January 1, 2018, we have not entered into any transactions with related persons, nor are there any currently proposed transactions with related persons, involving more than $120,000.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK
The following table sets forth certain information as of April 27, 2020, with respect to the beneficial ownership of GAIN common stock by:

•	Each person or group of affiliated persons GAIN believes beneficially holds more than 5% of the outstanding shares of GAIN common stock based solely on GAIN’s review of SEC filings;

•	Each named executive officer of GAIN;

•	Each director of GAIN; and

•	All directors and executive officers as a group.

The following table sets forth certain information as of April 27, 2020, based on 37,803,800 shares of common stock outstanding as of such date (excluding 17,815,958 shares held by GAIN as treasury stock) (except as otherwise noted) regarding the amount of GAIN common stock beneficially owned by all persons known to GAIN to beneficially own more than 5% of the outstanding GAIN common stock, each director of GAIN, each named executive officer, and all directors and executive officers of GAIN as a group. Unless otherwise indicated, the address for each person listed is c/o GAIN Capital Holdings, Inc., Bedminster One, 135 Route 202/206, Bedminster, New Jersey 07921.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
VantagePoint Capital Partners Entities(1) 1111 Bayhill Drive, Suite 220 San Bruno, CA 94066	9,174,666	24.48%
IPGL Limited and IPGL No. 1 Limited(2) 3rd Floor, 39 Sloane Street London, SW1X 9LP	5,582,981	14.89%
Richard Mashaal and Senvest Management, LLC(3) 540 Madison Avenue, 32nd Floor New York, NY 10022	2,748,482	7.33%
Dimensional Fund Advisors, LP(4) Building One, 6300 Bee Cave Road Austin, TX 78746	2,070,261	5.52%
Gary L. Tilkin(5) 618 Kenmoor SE Grand Rapids, MI 49546	3,625,721	9.67%
Directors and Executive Officers
Christopher S. Sugden(6)	170,423	*
Christopher W. Calhoun(7)	38,051	*
Joseph Schenk(8)	234,670	*
Peter Quick(9)	261,798	*
Thomas Bevilacqua(10)	108,203	*
Alex Goor(11)	217,116	*
John Douglas Rhoten	—	*
Glenn H. Stevens(12)	2,072,068	5.48%
Nigel Rose(13)	108,969	*
Diego A. Rotsztain(14)	170,716	*
Alastair Hine(15)	15,247	*
Samantha Roady(16)	230,275	*
All Directors and Executive Officers as a Group	3,397,261	8.99%

*	Represents ownership of less than 1.0%.

(1)
The amount shown was reported in a Schedule 13G/A filed on February 12, 2020 with respect to amounts held on December 31, 2019. This amount includes (i) 6,576,911 shares of Common Stock held by VantagePoint Venture Partners IV (Q), L.P., (ii) 658,417 shares of Common Stock held by VantagePoint Venture Partners IV, L.P., (iii) 23,956 shares of Common Stock held by VantagePoint Venture Partners IV Principals Fund, L.P., (iv) 1,814,824 shares of Common Stock held by VP New York Venture Partners, L.P. and (v) 100,558 shares held by VantagePoint Management, Inc. According to the Schedule 13G/A, VantagePoint Venture Associates IV, L.L.C. is the general partner of these VantagePoint limited partnerships and disclaims beneficial ownership of these shares. According to the Schedule 13G/A, Alan E. Salzman is Managing Member of VantagePoint Venture Associates IV, L.L.C. and Chief Executive Officer of VantagePoint Management, Inc., and disclaims beneficial ownership of these shares. Mr. Bevilacqua disclaims beneficial ownership of all shares beneficially owned by entities affiliated with VantagePoint Capital Partners, except to the extent of his pecuniary interests therein. The address of VantagePoint Capital Partners, Mr. Bevilacqua, and Mr. Salzman is 1111 Bayhill Drive, Suite 220, San Bruno, California 94066.

(2)
The amount shown was reported in a Schedule 13D/A filed by IPGL Limited and IPGL No. 1 Limited on March 2, 2020 with respect to amounts held on December 31, 2019. This amount includes (a) 953,031 shares held by IPGL Limited and (b) 4,629,950 shares held by IPGL No. 1 Limited. According to the Schedule 13D/A, David Jeremy Courtenay-Stamp, David Gelber, Thomas George Spencer, Michel Alan Spencer and Samantha Ann Wren are the directors of IPGL Limited, and have the power, acting by majority vote, to vote or dispose of shares directly held by IPGL Limited. According to the Schedule 13D/A, (i) IPGL Limited, as the 100% owner of IPGL No. 1 Limited, may be deemed to beneficially own the reported shares, (ii) Frederick Morton, Samantha Ann Wren, David Jeremy Courtenay-Stamp and David Gelber are the directors of IPGL No. 1 Limited, and act at the direction of the directors of IPGL Limited to vote or dispose of shares directly held by IPGL No. 1 Limited, except in certain limited circumstances where they have the power, acting by majority vote, to vote or dispose of shares directly held by IPGL No. 1 Limited. The address of IPGL Limited and IPGL No. 1 Limited is 3rd Floor, 39 Sloane Street, London, SW1X 9LP.

(3)
The amount shown was reported in a Schedule 13G/A filed by Senvest Management, LLC and Richard Mashaal on February 7, 2020 with respect to amounts held on December 31, 2019. According to that Schedule 13G/A, Senvest Management, LLC and Mr. Mashaal had shared voting and dispositive power with respect to 2,748,482 shares of Common Stock. According to the Schedule 13G/A, the reported securities are held in the accounts of Senvest Master Fund, L.P. and Senvest Global (KY), LP (collectively, the “investment vehicles”). According to the Schedule 13G/A, Senvest Management, LLC may be deemed to beneficially own the securities held by the investment vehicles by virtue of Senvest Management, LLC's position as investment manager of each of the investment vehicles, and Mr. Mashaal may be deemed to beneficially own the securities held by the investment vehicles by virtue of Mr. Mashaal's status as the managing member of Senvest Management, LLC. The address of Senvest Management, LLC and Mr. Mashaal is 540 Madison Avenue, 32nd Floor, New York, NY 10022.

(4)
Amounts shown were reported in a Schedule 13G filed by Dimensional Funds Advisors LP on February 12, 2020 with respect to amounts held on December 31, 2019. According to that Schedule 13G, Dimensional Fund Advisors LP had shared voting power with respect to 1,931,972 shares of common stock and shared dispositive power with respect to 2,070,261 shares of common stock. According to the Schedule 13G, Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of GAIN that are owned by the funds, and may be deemed to be the beneficial owner of the shares of GAIN held by the funds. However, all securities reported in this schedule are owned by the funds. Dimensional disclaims beneficial ownership of such securities.

(5)
Amounts shown were reported in a Schedule 13G filed by Mr. Tilkin on October 4, 2013 with respect to amounts held on December 31, 2019. The address of Mr. Tilkin is 618 Kenmoor SE, Grand Rapids, MI 49546.

(6)	Includes 3,823 unvested restricted stock units that will vest in the next sixty days.

(7)	Includes 3,823 unvested restricted stock units that will vest in the next sixty days.

(8)	Includes (i) 40,000 options vested and (ii) 5,097 unvested restricted stock units that will vest in the next sixty days.

(9)
Includes (i) 52,024 options vested, (ii) 3,823 unvested restricted stock units that will vest in the next sixty days, (iii) 10,000 shares owned by an IRA, of which Mr. Quick disclaims beneficial ownership of except to the extent of his pecuniary interest therein and (iv) 20,000 shares owned by a family limited liability company, of which Mr. Quick disclaims beneficial ownership of except to the extent of his pecuniary interest therein.

(10)
Includes 2,083 unvested restricted stock units that will vest in the next sixty days. VantagePoint Management, Inc. has voting and investment control over the shares reported. Mr. Bevilacqua disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(11)	Includes 3,823 unvested restricted stock units that will vest in the next sixty days.

(12)
Includes (i) 362,626 options vested, (ii) 34,404 options that will become exercisable in the next sixty days, (iii) 69,194 unvested restricted stock units that will vest in the next sixty days and (iv) 39,000 unvested performance stock units that will vest in the next sixty days.

(13)
Includes (i) 30,320 options vested, (ii) 5,734 options that will become exercisable in the next sixty days, (iii) 14,386 unvested restricted stock units that will vest within the next sixty days and (iv) 7,800 unvested performance stock units that will vest in the next sixty days.

(14)
Includes (i) 65,052 options vested, (ii) 8,601 options that will become exercisable in the next sixty days, (iii) 19,011 restricted stock units that will vest in the next sixty days and (iv) 10,920 unvested performance stock units that will vest in the next sixty days.

(15)	Includes (i) 5,208 restricted stock units that will vest in the next sixty days and (ii) 6,500 unvested performance stock units that will vest in the next sixty days.

(16)
Samantha Roady stepped down from her role as President of the Retail business, effective, September 30, 2019. As information on Ms. Roady’s beneficial ownership as of April 27, 2020 was unavailable to GAIN, the amount reported is based on information known to GAIN as of the effective date of her departure.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to the Company’s compensation plans under which equity compensation was authorized as of December 31, 2019.

Number of
securities remaining
	Number of	Weighted-average	available for future
	securities to be	exercise price	issuance under
	issued upon exercise	of	equity compensation
	of outstanding	outstanding	plans (excluding
	options, warrants	options, warrants	securities reflected
	and rights	and rights	in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	688,805	$6.19	2,874,363
Equity compensation plans not approved	—	—	—
Total	688,805	$6.19	2,874,363

DIRECTOR COMPENSATION
Discussed in the following paragraphs and tables is the compensation paid to the non-employee directors who currently serve on our Board of Directors, as well as Jason Granite, who served on the Board of Directors during a portion of 2019 before resigning as Director. Directors who are also our employees do not receive any additional compensation for their service as directors.

Name(1)(2)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Option Awards ($)	All Other Compensation ($)	Total ($)
Current Directors
Peter Quick	—	92,887	—	—	92,887
Joseph Schenk	—	123,853	—	—	123,853
Christopher W. Calhoun	—	92,887	—	—	92,887
Thomas Bevilacqua	—	61,925	—	—	61,925
Christopher S. Sugden	—	92,887	—	—	92,887
Alex Goor	—	92,887	—	—	92,887
John Douglas Rhoten(4)	15,290	—	—	—	15,290

Former Directors
Jason Granite(5)	—	—	—	—	—

(1)
Mr. Stevens, a current director, as well as President and Chief Executive Officer of the Company, is not included in this table because, as an employee of the Company, he does not receive any fees for service as a director.

(2)
During 2017, the Board of Directors, based on a recommendation from the Compensation Committee, eliminated cash fees payable to Directors effective as of July 1, 2017 and adopted a new compensation structure that became effective as of the 2018 Annual Meeting of Stockholders, consisting entirely of restricted stock units.

(3)
In March 2019, each of our current non-employee Directors (Messrs. Schenk, Bevilacqua, Calhoun, Goor, Quick and Sugden), with the exception of Mr. Rhoten, who was not a director at the time of the grant, received a grant of restricted stock units under our 2015 Omnibus Incentive Compensation Plan. These grants began vesting in twelve monthly installments on August 12, 2019, one month from the day after our 2019 Annual Meeting of Stockholders.

(4)	Mr. Rhoten was appointed to the Board of Directors on October 7, 2019. In lieu of an equity award, Mr. Rhoten received a monthly fee with respect to his service on the Board in 2019.

(5)	Mr. Granite resigned from the Board of Directors effective as of April 2, 2019. He received no compensation from the Company with respect to service on the Board during 2019.

The amounts reported in the table above represent the aggregate grant date fair value of the restricted stock unit grants made to the non-employee director under FASB ACS 718, Compensation — Stock Compensation. For information on assumptions used in determining the fair value of these restricted stock units, refer to Note 16 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on March 16, 2020. The aggregate number of shares underlying restricted stock units outstanding as of December 31, 2019 for each of our current non-employee directors is set forth in the table below.

Name	Number of Shares Underlying Restricted Stock Grant	Number of Shares Unvested
Peter Quick	22,935	13,379
Joseph Schenk	30,581	17,839
Christopher W. Calhoun	22,935	13,379
Thomas Bevilacqua	15,290	8,920
Christopher S. Sugden	22,935	13,379
Alex Goor	22,935	13,379

EXECUTIVE OFFICERS
The following table identifies our Named Executive Officers and other executive officers as of December 31, 2019:

Name	Age	Position
Glenn H. Stevens	57	Chief Executive Officer, President and Director
Nigel Rose	53	Chief Financial Officer
Diego A. Rotsztain	50	General Counsel, Head of Corporate Development and Secretary
Alastair Hine	45	Chief Operating Officer
Glenn H. Stevens has served as our President and Chief Executive Officer since June 2007 and as a member of our Board of Directors since June 2007. From February 2000 to May 2007, Mr. Stevens served as one of our Managing Directors. From June 1997 to January 2000, Mr. Stevens served as Managing Director, head of North American sales and trading, at National Westminster Bank Plc (which was acquired by the Royal Bank of Scotland Group in 2000). From June 1990 to June 1997, Mr. Stevens served as Managing Director and Chief Forex Dealer at Merrill Lynch & Co., Inc. Mr. Stevens received a BS in Finance from Bucknell University and an MBA in Finance from Columbia University.
Nigel Rose has served as our Chief Financial Officer since October 2015. Prior to becoming our Chief Financial Officer, Mr. Rose served as our Group Finance Director, a role he began when we acquired City Index (Holdings) Limited and its subsidiaries on April 1, 2015. Prior to the acquisition, from March 2010 through March 2015, Mr. Rose served as the Chief Financial Officer of the City Index group. From 2003 to 2010, he served at Rank Group plc as Finance Director for its online division, having joined Blue Square in 2000, which was a start-up online gambling company that was subsequently acquired by Rank in 2003. Prior to joining Blue Square, Mr. Rose held various senior positions at companies in the telecoms, media and broking industries. An Associate of the Chartered Institute of Management Accountants, Mr. Rose received a BSc 1st class with honors in Agricultural Economics from the University of Newcastle Upon Tyne.
Diego A. Rotsztain has served as our Executive Vice President, General Counsel and Secretary since January 2011. Mr. Rotsztain has also served as Head of Corporate Development since 2012. From January 2010 to January 2011, Mr. Rotsztain was a Corporate and Securities Partner at Mayer Brown LLP where he specialized in securities and merger and acquisition transactions and representing public and private companies on their SEC reporting obligations, corporate governance matters and other day-to-day activities. Mr. Rotsztain was an Associate in the capital markets group of Davis Polk & Wardwell LLP from November 1998 to December 2009 where he had similar responsibilities. From September 1997 to September 1998, Mr. Rotsztain served as a Law Clerk for the Honorable Judge David G. Trager in the U.S. District Court in the Eastern District of New York. Mr. Rotsztain received his law degree from Columbia University School of Law and a BA in Economics from Tufts University.
Alastair Hine has served as our Chief Operating Officer since November 2017. Prior to that, Mr. Hine was most recently the Chief Innovation Officer at IG Group (“IG”), a financial services firm, a position he held since 2014. From 2012 to 2014, Mr. Hine served as the Chief Marketing Officer at IG. Prior to that, Mr. Hine served in a variety of senior leadership positions at IG across a wide range of company functions, such as technology, marketing and operations, including Chief Information Officer.

EXECUTIVE COMPENSATION
2019 Summary Compensation Table
The table below presents the annual compensation earned for services to us in all capacities for the periods shown for the Named Executive Officers. All dollar amounts are in U.S. dollars.

Name and Principal Position(s)	Year	Salary ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Glenn H. Stevens	2019	650,000	1,349,993	—	635,000	—	21,712 (2)	2,656,705
President	2018	650,000	1,549,995	—	1,550,000	—	21,512	3,771,507
CEO
Nigel Rose	2019	364,265	299,990	—	113,638	—	33,272 (3)	811,165
Chief Financial	2018	350,625	300,000	—	255,000	—	31,541	937,166
Officer
Diego A. Rotsztain	2019	425,000	389,993	—	240,000	—	13,072 (4)	1,068,065
General Counsel	2018	425,000	400,000	—	435,000	—	12,872	1,272,872
and Secretary

(1)
The amounts shown in this column represent the aggregate grant date fair value of restricted stock units and stock awards granted during fiscal years 2019 and 2018, calculated in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. For information on assumptions used in determining fair value of these stock awards, refer to Note 17 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on March 16, 2020.

(2)
This amount includes: (i) $11,200 in employer matching contribution to our 401(k) plan; (ii) $8,640 in car allowance ($720 per month); and (iii) $1,872 for payment of disability and term life insurance premiums.

(3)	This amount includes: (i) $29,141 in pension contribution; (ii) $2,206 in medical coverage; and (ii) $1,925 for payment of disability and term life insurance premiums.

(4)	This amount includes: (i) $11,200 in employer matching contribution to our 401(k) plan; and (ii) $1,872 for payment of disability and term life insurance premiums.

2019 Grants of Plan-Based Awards
The following table sets forth information concerning 2019 grants of plan-based awards to the Named Executive Officers. The actual amounts received in respect of the non-equity plan incentive awards for 2019 are reported in the 2019 Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Glenn H. Stevens	3/14/2019	—	1,500,005	—	206,421	—	—	1,349,993
		—	—	—	—	—	—	—
Nigel Rose	3/14/2019	—	218,559	—	45,870	—	—	299,990
		—	—	—	—	—	—	—
Diego A. Rotsztain	3/14/2019	—	396,653	—	59,632	—	—	389,993

(1)	The amounts shown in this column represent the aggregate grant date fair value of equity awards granted in 2019 calculated in accordance with FASB ASC Topic 718, Compensation — Stock Compensation.

Outstanding Equity Awards at 2019 Fiscal Year-End
The following table sets forth information regarding unexercised stock options and restricted stock units that had not vested for each of the Named Executive Officers as of December 31, 2019.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Glenn Stevens	3/22/2013	159,000(1)	—	—	4.40	3/22/2020	—	—
	3/5/2014	43,565(1)	—	—	9.95	3/5/2021	—	—
	5/26/2015	56,851(1)	—	—	9.51	5/26/2022	—	—
	5/5/2016	103,210(1)	34,404	—	6.76	5/5/2023	—	—
	5/5/2016(2)	—	—	—	—	—	44,194	174,566
	3/15/2017(2)	—	—	—	—	—	81,620	322,399
	5/24/2018(3)	—	—	—	—	—	93,750	370,313
	5/24/2018(4)	—	—	—	—	—	50,250	198,488
	9/19/2018(3)	—	—	—	—	—	29,850	117,908
	3/14/2019(3)	—	—	—	—	—	129,969	513,378
	3/14/2019(4)	—	—	—	—	—	76,452	301,985
Nigel Rose	5/26/2015	13,119(1)	—	—	9.51	5/26/2022	—	—
	5/5/2016	17,201(1)	5,734	—	6.76	5/5/2023	—	—
	5/5/2016(2)	—	—	—	—	—	8,136	32,137
	3/15/2017(2)	—	—	—	—	—	18,138	71,645
	5/24/2018(3)	—	—	—	—	—	18,750	74,063
	5/24/2018(4)	—	—	—	—	—	12,563	49,624
	3/14/2019(3)	—	—	—	—	—	22,935	90,593
	3/14/2019(4)	—	—	—	—	—	22,935	90,593
Diego Rotsztain	3/5/2014	15,842(1)	—	—	9.95	3/5/2021	—	—
	5/26/2015	20,408(1)	—	—	9.51	5/26/2022	—	—
	5/5/2016	25,802(1)	8,601	—	6.76	5/5/2023	—	—
	5/5/2016(2)	—	—	—	—	—	11,095	43,825
	3/15/2017(2)	—	—	—	—	—	25,695	101,495
	5/24/2018(3)	—	—	—	—	—	26,250	103,688
	5/24/2018(4)	—	—	—	—	—	15,913	62,856
	3/14/2019(3)	—	—	—	—	—	30,581	120,795
	3/14/2019(4)	—	—	—	—	—	29,051	114,751

(1)	Such stock options vest ratably over four years, with one-fourth of the options vesting on each of the first four anniversaries of the grant date and have a term of seven years.

(2)	Such time-based restricted stock units vest ratably over four years, with one-fourth of the grants vesting on each of the first four anniversaries of the grant date.

(3)
Such performance-based restricted stock units vest on the second and third anniversaries of the grant date in amounts based upon the Company’s actual operating cash flow during a two-year performance period relative to performance targets established by the Compensation Committee.

(4)	Time-based restricted stock units vest ratably over three years, with one-third of the grants vesting on each of the first three anniversaries of the grant date.

(5)
Market value is calculated based on the closing market price of our Common Stock on December 31, 2019, $3.95. The amounts of the awards do not necessarily reflect the dollar amounts of compensation that may be realized by our Named Executive Officers.

Retirement, Nonqualified Deferred Compensation Plan and Other Benefits
We provide a 401(k) retirement savings plan, which is a tax-qualified defined contribution plan, and a non-qualified deferred compensation plan to our executive officers and employees, including the Named Executive Officers. Under the 401(k) plan, each participant may contribute up to 100% of his or her pretax compensation, up to a statutory limit, which for most employees was $19,000 in 2019. Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested at the employee’s direction by the plan’s trustee. We match 100% of the first 3% of the employee’s salary contributed to the plan and 50% of the next 2% with immediate vesting on all employer contributions. Our matching contributions to the accounts of the Named Executive Officers are disclosed in the 2019 Summary Compensation Table. We also maintain a non-qualified deferred compensation plan primarily for the purpose of providing an option to defer compensation for a select group of employees, including the Named Executive Officers, thereby creating an incentive for such employees to remain employed by us and to promote our continued growth. This nonqualified deferred compensation plan provides that each eligible employee may defer all of their cash compensation. Under this plan, each employee is fully vested in his or her deferred compensation. Employee deferrals are held and invested at the employee’s direction by the plan’s trustee. We do not match employee deferrals into this plan. None of the Named Executive Officers contributed to the nonqualified deferred compensation plan in 2019 nor had an outstanding balance under the plan as of December 31, 2019.
Additional benefits received by our executive officers, including the Named Executive Officers, include health-care benefits, dental, vision, disability and life insurance coverage. These benefits are provided to our Named Executive Officers on the same basis as to all of our other employees.
Potential Payments Upon Termination or Change in Control
Employment Agreements and Change in Control Arrangements
Glenn H. Stevens
Employment Agreement
On October 22, 2018, as reported on our Current Report on Form 8-K, as filed with the Securities and Exchange Commission on October 26, 2018, we entered into a new employment agreement with Mr. Stevens.
The employment agreement provides for an annual base salary and permits us to adopt a flexible incentive compensation program and provides that Mr. Stevens is eligible to participate in any such incentive compensation programs that we maintain from time to time for our executive officers. Also, it provides that, to the extent permitted or required by governing law, our Compensation Committee has discretion to require Mr. Stevens to repay to us the amount of any incentive compensation to the extent the Compensation Committee or Board of Directors determined that such incentive compensation was not actually earned by Mr. Stevens because (i) the amount of such payment was based on the achievement of financial results that were subsequently the subject of a material accounting restatement that occurs within three years of such payment (except in the case of a restatement due to a change in accounting policy or simple error); (ii) Mr. Stevens had engaged in fraud, gross negligence or intentional misconduct; or (iii) Mr. Stevens had deliberately misled the market or the Company’s stockholders regarding the Company’s financial performance.
Mr. Stevens’s employment agreement provides for certain payments and benefits depending upon the circumstances of his termination of employment. If Mr. Stevens resigns without “Good Reason” (as defined in the agreement) or we terminate his employment for “Cause” (as defined in the agreement), we would have to pay to him any earned and unpaid salary through the date of his termination, as well as any accrued and unused paid time off and appropriate expense reimbursements, all of which we refer to as his accrued benefits. If Mr. Stevens dies or his employment is terminated due to disability during the term of the agreement, in addition to his accrued benefits, Mr. Stevens (or his estate) is entitled to receive pro rata incentive compensation, based on a formula set forth in the employment agreement, for the performance period in which his termination occurred. The pro rata incentive compensation would be paid when such incentive compensation was paid to other executives. In addition, if Mr. Stevens dies or his employment is terminated due to disability during the term of the agreement, he (or his estate) is also entitled to receive an amount equal to 24 months’ of his then current base salary, which would either be paid via a lump sum, in the case of Mr. Stevens’s death, or through salary continuation payments in the event of termination due to disability.
Mr. Stevens’s employment agreement also provides that, in the event we terminate his employment at any time without Cause or he resigns for Good Reason, he is entitled to receive payment of his accrued benefits. In addition, the agreement provides that if his employment terminates under those circumstances, absent a “Change in Control” (as defined in the agreement), and he executes a general release of any and all claims that he may have had against us in connection with his employment or termination of employment, Mr. Stevens is entitled to receive the following payments and benefits:

•	severance in the form of salary continuation payments for 24 months, equal to his monthly base salary in effect at that time;

•	payment of any accrued and unpaid incentive compensation earned prior to the date of his termination;

•
pro rata incentive compensation with respect to such fiscal year in an amount calculated pursuant to a formula set forth in the employment agreement, taking into account the Company’s performance during the relevant fiscal year, and assuming achievement by the Company of 100% of its objectives relating to the annual price performance of the Company’s common stock and by Mr. Stevens of 100% of his personal objectives for such fiscal year. The pro rata incentive compensation would be paid when such incentive compensation was paid to other executives;

•
an amount equal to two times Mr. Stevens’s aggregate incentive compensation for the fiscal year in which the termination of employment occurs, assuming achievement by the Company of 100% of any applicable Company operating metrics and achievement by Mr. Stevens of 100% of his personal objectives, which amount shall be paid in accordance with the Company’s normal payroll practices over the 12-month period following Mr. Stevens’s last day of employment;

•	continued health benefits at the same premium rates charged to other current employees for the 24-month period following termination of employment; and

•
with respect to outstanding equity awards, all time-based equity grants held by Mr. Stevens at the time of termination of employment would immediately vest and become exercisable, as would all performance-based equity awards, assuming the satisfaction of Company goals and objectives at levels specified in the employment agreement.

If such termination occurs coincident with or within 18 months after a Change in Control, then he is entitled to receive the same severance benefits described above, with the following changes:

•
Mr. Stevens would be entitled to receive payment, on a pro rata basis, of incentive compensation generally based on his target incentive compensation amount for the performance period in which his termination occurs and, in certain instances described in the employment agreement, the Company’s achievement of annualized operating metrics during the year of termination. This pro rata incentive compensation would be paid in a lump sum upon his termination.

•
Mr. Stevens would be entitled to receive a lump sum payment, upon his termination, in an amount equal to two times his target incentive compensation for the fiscal year in which his termination occurs.

Mr. Stevens’s employment agreement also contains confidentiality, noncompetition and nonsolicitation provisions. The confidentiality provisions provide for protection of our confidential information. The noncompetition and nonsolicitation provisions of Mr. Stevens’s agreement were designed to prevent him from competing with us or soliciting our customers or employees for a period of 18 months following termination of employment for any reason (or, in the case of a termination without Cause or Good Reason following a Change in Control as described above, for a period of 6 months). Mr. Stevens’s right to receive severance is conditioned upon Mr. Stevens’s being in compliance with the confidentiality, noncompetition and nonsolicitation provisions of his agreement, and the employment agreement provides that we could recoup severance payments from him if he breaches those restrictive covenants.

Mr. Stevens’s employment agreement does not provide for the payment of any tax gross-up to him in the event that his severance benefits cause him to be liable for the payment of golden parachute excise taxes. We can, however, reduce his severance benefits to a level below that which would cause him to be liable for the payment of golden parachute excise taxes if he would receive a greater net after-tax benefit by receiving the reduced severance benefits rather than receiving the full severance benefits and having to pay the excise taxes.
Other Named Executive Officers
Mr. Rotsztain’s Employment Agreement
As reported on our Current Report on Form 8-K, as filed with the Securities and Exchange Commission on February 8, 2019, we entered into a new employment agreement with Mr. Rotsztain on February 4, 2019. The discussion below relates solely to the terms of the 2019 employment agreement that was in effect as of December 31, 2019.
The employment agreement provides for an annual base salary, permits us to adopt a flexible incentive compensation program and provides that Mr. Rotsztain is eligible to participate in any such incentive compensation programs that we maintain from time to time for our executive officers. Also, it provides that, to the extent permitted or required by governing law, our Compensation Committee has discretion to require Mr. Rotsztain to repay to us the amount of any incentive compensation to the extent the Compensation Committee or Board of Directors determined that such incentive compensation was not actually earned by Mr. Rotsztain because (i) the amount of such payment was based on the achievement of financial results that were subsequently the subject of a material accounting restatement that occurs within three years of such payment (except in the case of a restatement due to a change in accounting policy or simple error); (ii) Mr. Rotsztain had engaged in fraud, gross negligence or intentional misconduct; or (iii) Mr. Rotsztain had deliberately misled the market or the Company’s stockholders regarding the Company’s financial performance.
Mr. Rotsztain’s employment agreement provides for certain payments and benefits depending upon the circumstances of his termination of employment. If Mr. Rotsztain resigns without “Good Reason” (as defined in the employment agreement) or we terminate his employment for “Cause” (as defined in the employment agreement), we would have to pay to him any earned and unpaid salary through the date of termination, as well as any accrued and unused paid time off and appropriate expense reimbursements, all of which we refer to as his accrued benefits. If Mr. Rotsztain dies or his employment is terminated due to disability during the term of the agreement, in addition to the accrued benefits, Mr. Rotsztain (or his estate) is entitled to receive pro rata incentive compensation, based on a formula set forth in the employment agreement, for the performance period in which the termination of employment occurred. The pro rata incentive compensation would be paid when such incentive compensation was paid to other executives. In addition, if Mr. Rotsztain dies or his employment is terminated due to disability during the term of the agreement, Mr. Rotsztain (or his estate) is also entitled to receive an amount equal to 18 months’ of his then current base salary, which would either be paid via a lump sum, in the case of his death, or in accordance with the Company’s normal payroll practices in equal installments over 12 months in the event of termination due to disability.
Mr. Rotsztain’s employment agreement also provides that, in the event we terminate his employment at any time without Cause or he resigns for Good Reason, he is entitled to receive payment of his accrued benefits. In addition, the agreement provides that if Mr. Rotsztain’s employment terminates under those circumstances, absent a “Change in Control” (as defined in the employment agreement), and he executes a general release of any and all claims that he may have had against us in connection with his employment or termination of employment, Mr. Rotsztain is entitled to receive the following payments and benefits:

•	severance in the form of salary continuation payments for 18 months, equal to his monthly base salary in effect at that time;

•	payment of any accrued and unpaid incentive compensation earned prior to the date of termination;

•
pro rata incentive compensation with respect to such fiscal year in an amount calculated pursuant to a formula set forth in the employment agreement, taking into account the Company’s performance during the relevant fiscal year, and assuming achievement by the Company of 100% of its objectives relating to the annual price performance of the Company’s common stock and by Mr. Rotsztain of 100% of his personal objectives for such fiscal year. The pro rata incentive compensation would be paid when such incentive compensation was paid to other executives;

•
an amount equal to one and a half times Mr. Rotsztain’s aggregate incentive compensation for the fiscal year in which the termination of employment occurs, assuming achievement by the Company of 100% of any applicable Company operating metrics and achievement by Mr. Rotsztain of 100% of his personal objectives, which amount shall be paid in accordance with the Company’s normal payroll practices over the 12-month period following his last day of employment;

•	continued health benefits at the same premium rates charged to other current employees for the 18-month period following termination of employment; and

•
with respect to outstanding equity awards, time-based and performance-based equity grants held by Mr. Rotsztain at the time of termination of employment that would vest within the 18-month period (assuming a monthly vesting schedule) following the termination date would immediately vest and become exercisable, assuming with respect to performance-based grants the satisfaction of Company goals and objectives at levels specified in the employment agreement.

If such termination occurs coincident with or within 12 months after a Change in Control, then Mr. Rotsztain is entitled to receive the same severance benefits described above, with the following changes:

•	Mr. Rotsztain would be entitled to receive severance payments in an amount equal to 24 months of his monthly base salary in effect at that time, payable in a lump sum upon termination.

•
Mr. Rotsztain would be entitled to receive payment, on a pro rata basis, of incentive compensation generally based on his target incentive compensation amount for the performance period in which termination occurs. This pro rata incentive compensation would be paid in a lump sum upon termination.

•	Mr. Rotsztain would be entitled to receive a lump sum payment, upon termination, in an amount equal to two times his target incentive compensation for the fiscal year in which termination occurs.

•	With respect to continued health benefits, Mr. Rotsztain would be entitled to pay the same premium rates charged to other current employees for the 24-month period following termination of employment.

•
With respect to outstanding equity awards, all time-based equity grants held by Mr. Rotsztain at the time of termination that are subject to time-based vesting conditions would immediately vest and become exercisable in full, as would all performance-based equity awards, assuming the satisfaction of Company goals and objectives at levels specified in the employment agreement.

Mr. Rotsztain’s employment agreement also contains confidentiality, noncompetition and nonsolicitation provisions. The confidentiality provisions provide for protection of the Company’s confidential information. The noncompetition and nonsolicitation provisions were designed to prevent Mr. Rotsztain from competing with us or soliciting our customers or employees for a period of 12 months following termination of employment (or, in the case of a termination without Cause or for Good Reason following a Change in Control as described above, for a period of 6 months). Mr. Rotsztain’s right to receive severance is conditioned upon his compliance with the confidentiality, noncompetition and nonsolicitation provisions of his agreement, and the employment agreement provides that we could recoup severance payments from Mr. Rotsztain if he breaches those restrictive covenants.

Mr. Rotsztain’s employment agreement does not provide for the payment of any tax gross-up in the event that the applicable severance benefits cause him to be liable for the payment of golden parachute excise taxes. We can, however, reduce the severance benefits to a level below that which would cause Mr. Rotsztain to be liable for the payment of golden parachute excise taxes if he would receive a greater net after-tax benefit by receiving the reduced severance benefits rather than receiving the full severance benefits and having to pay the excise taxes.
Mr. Rose’s Employment Agreement
As noted above, Mr. Rose became our Chief Financial Officer in October 2015, and his existing employment agreement with City Index (Holdings) Limited, which was acquired by the Company in April 2015, remained in effect subsequent to the acquisition. Under Mr. Rose’s employment agreement, he is entitled to 12 months’ prior notice of the termination of his employment absent certain circumstances specified in his employment agreement, including gross misconduct, negligent or incompetent performance of his duties or conviction of a criminal offense. During the applicable notice period (including any period of garden leave), Mr. Rose is entitled to receive his pay and contractual benefits in the usual way.
Mr. Rose’s employment agreement also contains confidentiality, noncompetition and nonsolicitation provisions. The confidentiality provisions provide for protection of the Company’s confidential information. The noncompetition and nonsolicitation provisions were designed to prevent Mr. Rose from competing with us or soliciting our customers or employees for a period of 12 months following termination of employment.
Mr. Rose’s employment agreement does not provide for the payment of any tax gross-up in the event that his severance benefits cause him to be liable for the payment of golden parachute excise taxes.

Pension Benefits
The Company does not sponsor any defined benefit pension plans for its employees, including the Named Executive Officers.
Nonqualified Deferred Compensation
The Company has a nonqualified deferred compensation plan for its employees, including the Named Executive Officers. None of the Named Executive Officers contributed to the nonqualified deferred compensation plan in 2019.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board of Directors oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s disclosure controls and procedures and financial reporting process, including its system of internal control over financial reporting, and for preparing the Company’s financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent auditors are responsible for auditing those financial statements and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.gaincapital.com.
The Audit Committee has met and held discussions with management and the independent auditors, both separately and together. Management has represented to the Audit Committee that the Company’s audited financial statements for 2019 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
In addition, the Audit Committee has discussed with the independent auditors their independence from the Company and its management, including the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. Finally, the Audit Committee has discussed with the Company’s independent auditors the overall scope and plans for their audits, the results of their examinations, their evaluations and assessment of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.
In its oversight function, the Audit Committee relies on the representations of management and the independent auditors and thus does not have an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal control over financial reporting, that the Company’s financial statements are presented in accordance with accounting principles generally accepted in the United States, that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States, or that the independent auditors are in fact “independent.”
Based upon the Audit Committee’s discussions with management and the independent auditors as described above and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC.
Respectfully submitted by the Audit Committee of the Board of Directors.
Christopher Sugden, Chairman
Peter Quick
Joseph Schenk
The information contained in the foregoing report shall not be deemed to be “filed” or to be “soliciting material” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in a filing.

PRINCIPAL ACCOUNTING FEES AND SERVICES
The following table presents fees for professional audit services and other services (amounts in thousands) rendered to our company by BDO USA LLP and KPMG LLP for our fiscal years ended December 31, 2019 and 2018, respectively.

	2019	2018
Audit Fees(a)	$2,247	$2,877
Audit-Related Fees(b)	—	—
Tax Fees(c)	159	81
All Other Fees	72	29
Total:	$2,478	$2,987

(a)
Audit Fees represent fees paid for professional services rendered for the audit of our annual consolidated financial statements and review of quarterly financial statements, as well as services provided in connection with other SEC filings.

(b)	Represents assurance and other services not directly related to the audit of the consolidated financial statements.

(c)	Tax Fees represent fees for professional services related to tax reporting, compliance and transaction services assistance.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the pre-approval of all audit and non-audit services, including tax services, to be provided by our independent auditors. Under these policies and procedures, the Audit Committee approves in advance the provision of services and fees for such services that are specifically identified in the independent auditor’s annual engagement letter for the audits and reviews, in management’s annual budget relating to services to be provided by the independent auditors and any amendments to the annual budget reflecting additional services to be provided by, or higher fees of, the independent auditors. All other services to be provided by the independent auditors are pre-approved by the Audit Committee as they arise. The Chairman of the Audit Committee has been delegated authority to pre-approve services in accordance with these policies and procedures. The Chairman is to report any such approval of services to the Audit Committee at its next meeting. The Audit Committee considers, among other things, whether the provision of such audit or non-audit services is consistent with applicable regulations regarding maintaining auditor independence, whether the provision of such services would impair the independent auditors’ independence and whether the independent auditors are best positioned to provide the most effective and efficient service.

Change In Independent Registered Public Accounting Firm

On July 18, 2019, we notified KPMG LLP, our former accounting firm, that they had been dismissed as our company’s independent registered public accounting firm and that we had engaged BDO USA LLP as our new independent registered public accounting firm. The Audit Committee approved the change in independent accountants.

The audit report of KPMG LLP on our company’s financial statements as of and for the year ended December 31, 2018 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the year ended December 31, 2018 and through July 18, 2019, there were no (a) disagreements between our company and KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to KPMG LLP’s satisfaction, would have caused them to make reference thereto in connection with its opinion on the financial statements for such year or (b) “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

We requested that KPMG LLP furnish the SEC with a letter addressed to the SEC stating whether KPMG LLP agrees with the above statements. A copy of such letter, dated July 23, 2019, is filed as Exhibit 16.1 to the Current Report on Form 8-K filed on July 24, 2019.

During the most recent fiscal year and the subsequent interim period prior to the engagement of BDO USA LLP, we did not consult BDO USA LLP regarding (a) the application of accounting principles to a specified transaction, either completed or proposed; (b) the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that BDO USA LLP concluded was an important factor considered by this company in reaching a decision as to an accounting, auditing or financial reporting issue; or (c) any matter that was the subject of a disagreement or reportable event as defined in Items 304(a)(1)(iv) and (v), respectively, of Regulation S-K with KPMG LLP.

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The Audit Committee has appointed the independent registered public accounting firm of BDO USA LLP as the independent auditors to examine our financial statements for the fiscal year ending December 31, 2020 and has recommended to the Board that such appointment be submitted to our stockholders for ratification. BDO USA LLP has served as our independent auditors and have been engaged to audit the Company’s financial statements beginning with the year ended December 31, 2019. Representatives from BDO USA LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to questions from those attending the meeting.
Although stockholder ratification of the appointment of our independent auditors is not required by our bylaws or otherwise, we are submitting the selection of BDO USA LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, then our Audit Committee will reconsider whether or not to retain that firm.
Vote Required for Approval
The affirmative vote of a majority of the votes cast in person or by duly executed proxies is required for approval of the proposal to ratify the appointment of our independent auditors.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

PROPOSAL NO. 3:
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, requires that our stockholders have the opportunity to cast an advisory (non-binding) vote on executive compensation, commonly referred to as a “Say-on-Pay” vote. Consistent with an advisory vote of our stockholders taken at our 2017 Annual Meeting of Stockholders, we have elected to hold a Say-on-Pay vote every three years. This advisory vote is provided as required pursuant to Section 14A of the Exchange Act.

The advisory vote on executive compensation is a non-binding vote on the compensation of our Named Executive Officers as set forth in this proxy statement.

The advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board or our compensation policies as they relate to risk management. The Dodd-Frank Act requires that we hold the advisory vote on executive compensation at least once every three years.

The Compensation Committee of our Board of Directors oversees and administers our executive compensation program, including the evaluation and approval of compensation plans, policies and programs offered to our Named Executive Officers. The Compensation Committee has designed the executive compensation program for our Named Executive Officers to meet the following objectives:

•	Ensure executive compensation is aligned with our corporate strategies and business objectives.

•
Subject a substantial portion of an executive officer’s compensation to achieving both short-term and long-term performance objectives that enhances stockholder value by linking rewards to measurable corporate and individual performance.

•	Reinforce the importance of meeting and exceeding identifiable and measurable goals through awards for performance.

•	Provide total direct compensation that is competitive in the marketplace in order to attract, retain and motivate the best possible executive candidates.

•	Provide an incentive for long-term continued employment with our Company.

The vote solicited by this Proposal No. 3 is advisory, and therefore is not binding on the Company, our Board of Directors or our Compensation Committee. The outcome of the vote will not require the Company, our Board of Directors or our Compensation Committee to take any action and will not be construed as overruling any decision by the Company or the Board of Directors.

Furthermore, because this non-binding, advisory resolution primarily relates to compensation of our Named Executive Officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board of Directors, including our Compensation Committee, values the opinions of our stockholders, and, to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.

Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 3:

RESOLVED, that the stockholders of GAIN Capital Holdings, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, disclosed pursuant to Item 402 of Regulation S-K in the Company’s definitive proxy statement for the 2020 Annual Meeting of Stockholders.

Vote Required for Approval

The affirmative vote of a majority of the votes cast in person or by duly executed proxies is required for approval of the advisory (non-binding) vote on executive compensation.

Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION.

ANNUAL REPORT AND COMPANY INFORMATION
A copy of our 2019 Annual Report to stockholders on Form 10-K is being furnished to stockholders concurrently herewith. Exhibits to the Annual Report will be furnished to stockholders upon payment of photocopying charges.
STOCKHOLDER PROPOSALS
Any stockholder proposal submitted to us pursuant to SEC Rule 14a-8 under the Exchange Act for inclusion in the proxy statement and proxy relating to our 2021 annual meeting must be received by us no later than the close of business on January 24, 2021. If we do not receive notice of any non-Rule 14a-8 matter that a stockholder wishes to raise at the annual meeting in 2021 by April 12, 2020, the date set by the advance notice provisions of our bylaws, the proxy holders will retain discretionary authority to vote proxies on any such matter if it is raised at the 2020 annual meeting.
In order for a stockholder to nominate a person for election to the Board of Directors or bring other business before the 2021 annual meeting of stockholders, the stockholder must comply with the advance notice provisions of our bylaws, which require that the stockholder deliver written notice to the Secretary no earlier than March 13, 2020 and no later than April 12, 2021, and comply with the other requirements set forth in the bylaws.
It is important that your proxy be returned promptly, whether by mail, by the Internet or by telephone. The proxy may be revoked at any time by you before it is exercised. If you attend the meeting in person, you may withdraw any proxy (including an Internet or telephonic proxy) and vote your own shares.
By Order of the Board of Directors.

Diego Rotsztain
Secretary
Dated: April 29, 2020

GAIN CAPITAL HOLDINGS, INC C/O BROADRIDGE 1717 ARCH STREET, SUITE 1300 PHILADELPHIA, PA 19103
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/gcap2020AM
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GAIN CAPITAL HOLDINGS, INC
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees:			For	Against	Abstain
	01) 02) 03)	Peter Quick Glenn H. Stevens Thomas Bevilacqua		☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐
The Board of Directors recommends you vote FOR the following proposals:									For	Against	Abstain
2.	To ratify the appointment of BDO USA LLP as our independent registered public accounting firm for the year ending December 31, 2020.								☐	☐	☐
3.	FOR the advisory approval of the Company’s named executive officer compensation.								☐	☐	☐
4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

GAIN CAPITAL HOLDINGS, INC
Annual Meeting of Stockholders
August 6, 2020 11:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Glenn H. Stevens, Chief Executive Officer, and Diego Rotsztain, General Counsel and Secretary, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of GAIN CAPITAL HOLDINGS, INC that the shareholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, EDT on August 6, 2020, via live webcast at www.virtualshareholdermeeting.com/gcap2020AM, and any adjournment or adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side